Exhibit 99.1

TEMPUR-PEDIC INTERNATIONAL INC. EXPANDS MANAGEMENT TEAM

Company Adds Executive Vice President of Operations;

H. Thomas Bryant Promoted to President

LEXINGTON, KY – November 29, 2004 – Tempur-Pedic International Inc. (NYSE: TPX) today announced the appointment of Matt Clift to the newly created position of Executive Vice President of Operations, effective December 1. Mr. Clift will oversee all aspects of manufacturing, research and development, information technology, human resources and operations, both domestically and abroad. Mr. Clift will report to H. Thomas Bryant, who is being promoted to President of Tempur-Pedic International Inc. Mr. Robert Trussell will continue to serve as Chief Executive Officer.

“Matt’s addition to Tempur-Pedic’s management team reflects our commitment to continue to expand our position as the worldwide leader in premium bedding,” said Bob Trussell, Chief Executive Officer. “Augmenting our senior management team with an executive with Matt’s talent and expertise will provide Tempur-Pedic with another competitive advantage as we continue to invest in our manufacturing and distribution capabilities.”

Mr. Clift’s 23 years of management experience include an impressive career with Lexmark International, Inc., formerly owned by IBM. Most recently, he served as Vice President and General Manager of Lexmark’s consumer products division, a $2 billion division that includes facilities across the United States, Mexico, Scotland and the Philippines.

H. Thomas Bryant Promoted to President

Tempur-Pedic International Inc. also announced the promotion of H. Thomas Bryant to President of Tempur-Pedic International, Inc. Mr. Bryant has served as Executive Vice President and President of North American Operations, which included direct responsibility for worldwide manufacturing and product development, since joining the company in July 2001. In his new role, he will oversee all of the company’s day to day domestic and international business activities and will continue to report to Mr. Trussell.

“Tom’s performance over the past three years has been essential to the outstanding growth we have delivered,” said Mr. Trussell. “He has overseen an impressive growth rate of +50% annually in the US market. Additionally, his leadership has been a key to the company expanding manufacturing capacity to keep ahead of the commercial growth in our global markets. His wide range of capabilities and clear understanding of the Tempur-Pedic mission will be instrumental as we continue to capitalize on the many exciting growth opportunities that exist for our company worldwide.”

Prior to joining Tempur-Pedic, Mr. Bryant served as President and Chief Executive Officer of Stairmaster Sports and Medical Products, President of Dunlop Maxfli Sports Corp. and also spent 13 years with Johnson & Johnson working in sales, marketing and general management.

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows™ made from its proprietary TEMPUR® pressure-relieving material: a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the Tempur-Pedic® and TEMPUR® brand names. World headquarters for Tempur-Pedic International Inc. are in Lexington, Kentucky.

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